Exhibit 10.2

FIRST AMENDMENT TO

SALARY CONTINUATION AGREEMENT

FOR

MIRANDA SPAULDING

THIS AMENDMENT (the “Amendment”) is adopted as of the 1st day of November 2024, by and between Opportunity Bank of Montana, located in Helena Montana (the “Employer”), and Miranda Spaulding (the “Executive”).

The Employer and the Executive executed a Salary Continuation Agreement effective as of October 1, 2022 (the “Agreement”). The Employer and the Executive now wish to increase the Agreement’s benefits.

NOW, THEREFORE, the Employer and the Executive adopt the following amendment to the Agreement:

Section 2.1 shall be deleted in its entirety and replaced by the following:

2.1         Normal Retirement Benefit. Upon Separation from Service after Normal Retirement Age, the Employer shall pay the Executive an annual benefit in the amount of Ninety-Nine Thousand Five Hundred Dollars ($99,500) in lieu of any other benefit hereunder. The annual benefit will be paid in equal monthly installments commencing the month following Separation from Service and continuing until the Executive’s death.

Section 2.5 shall be deleted in its entirety and replaced by the following:

2.5         Death Prior to Commencement of Benefit Payments. In the event the Executive dies prior to Separation from Service, the Employer shall pay the Beneficiary an annual benefit in the amount of Ninety-Nine Thousand Five Hundred Dollars ($99,500) in lieu of any other benefit hereunder. The annual benefit will be paid in equal monthly installments commencing the month following the Executive’s death and continuing for fifteen (15) years.

The Schedule A originally attached to the Agreement shall be removed and replaced by the Schedule A attached hereto.

IN WITNESS WHEREOF, the Executive and a representative of the Employer have executed this Amendment as indicated below and as of the date above:

Executive:	Employer:

/s/ Miranda Spaulding	By:	/s/ Laura F. Clark
	Its:	President/CEO